Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-227551, 333-230641, 333-237202, 333-254456 and 333-258603) of Sutro Biopharma, Inc. and the Registration Statement (Form S-3 No. 333-255014) and related base prospectus and sales agreement prospectus of Sutro Biopharma, Inc. of our reports dated February 28, 2022, with respect to the financial statements of Sutro Biopharma, Inc., and the effectiveness of internal control over financial reporting of Sutro Biopharma, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Redwood City, California

February 28, 2022